Exhibit 99.2

Definitive

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION CORPORATION TAPS NEW PRESIDENT/CEO

Dr. Lawrence Olanoff Joins Company from Post at Forest Laboratories

Columbia, MD – May 19, 2005: CELSION CORPORATION (AMEX: CLN) today announced the appointment of Dr. Lawrence Olanoff, age 53, as President, Chief Executive Officer and a member of the Board of Directors. Dr. Olanoff will assume this role effective July 29, 2005. Celsion also announced that Dr. Augustine Y. Cheung, Celsion’s current President and Chief Executive Officer, will continue as the Company’s Chief Scientific Officer and a member of the Board of Directors.

Dr. Olanoff brings to Celsion extensive drug development experience. He joined Forest Laboratories (NYSE: FRX) in 1995 as Vice President—Scientific Affairs and has been Executive Vice President—Scientific Affairs since December 1998. Dr. Olanoff also headed the Forest Research Institute, a division of Forest Labs, where he was responsible for the leadership of all technical and scientific areas.

While at Forest Labs, Dr. Olanoff led a group that obtained approval in the U.S. for a number of New Drug Applications (NDAs) across a range of therapeutic areas. Prior to joining Forest Labs, Dr. Olanoff was Senior Vice President, Clinical Research and Development, of Sandoz Pharmaceutical Corporation (1993-1995). Earlier he was with the Upjohn Company (1984-1993), serving in a number of positions that led to his appointment as Corporate Vice President—Clinical Development and Medical Affairs. Dr. Olanoff holds a Ph.D. (biomedical engineering) and an M.D. degree from Case Western Reserve University.

Dr. Max Link, Chairman of Celsion’s Board of Directors said “Celsion is at a critical point in its development as it completes its transition from being a medical device company to a full-fledged biotech company. Dr. Olanoff brings a breadth and depth of expertise across the entire spectrum of drug development activities, including completion of clinical studies and the regulatory approval process. Further, his strong leadership experience will be invaluable to Celsion as we continue the development of ThermoDox™, our thermo-liposomal encapsulation of doxorubicin.” Dr. Link continued, “Dr. Olanoff’s distinguished scientific credentials and valuable experience as a senior manager in both large and mid-sized pharmaceutical companies give us great confidence that he will lead Celsion forward in achieving key milestones and maximizing the potential of our unique technology.”

Dr. Olanoff commented “I am very pleased to be joining Celsion at this stage of its development. I am excited at the potential for ThermoDox and look forward to building a pipeline of cancer treatment opportunities based on Celsion’s heat- activated liposome technology. I am delighted to have the opportunity to work with Celsion’s outstanding staff to develop this potentially break-through technology and look forward to early success with the focused development of ThermoDox in combination with radio frequency ablation to treat primary liver cancer.”

Dr Augustine Cheung Celsion’s founder added “I am delighted to put the future of Celsion into Larry’s hands. I am very confident that his experience and leadership will enable Celsion to fulfill my vision”.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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